Exhibit 10.5

Augmedix, Inc.

1161 Mission Street, Suite 210

San Francisco, CA 94103

October 23, 2020

Saurav Chatterjee

Via email to: [*]

Dear Saurav,

Augmedix, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1.	Position and Start Date. Beginning November 16, 2020, you will serve in a full-time capacity as Chief Technology Officer. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.	Salary. You will be paid a salary at the initial annual rate of $300,000, payable in Bi-weekly installments in accordance with the Company’s standard payroll practices for salaried employees. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

3.	Employment, Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required, as a condition to your employment with the Company, to sign the Company’s standard Employment, Confidential Information and Invention Assignment Agreement.

4.	Period of Employment. Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations, which may have been made to you, are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

5.	Withholding Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

6.	Entire Agreement. This letter and the subsequent Confidential Information and Invention Assignment Agreement contain all of the terms of your employment with the Company and supersede any prior understandings or agreements, whether oral or written, between you and the Company.

Saurav Chatterjee

October 23, 2020

7.	Amendment and Governing Law. This letter agreement may not be amended or modified except by an express written agreement signed by you and a duly authorized officer of the Company. The terms of this letter and the resolution of any disputes will be governed by California law. We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating the enclosed duplicate original of this letter and the enclosed Employment, Confidential Information and Invention Assignment Agreement and returning both documents to me. As required by law, your employment with the Company is also contingent upon you providing legal proof of your identity and authorization to work in the United States.

Notwithstanding the foregoing, your employment is also subject to the following terms:

Stock Options. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option to purchase shares of the Company’s Common Stock for a total of 0.85% ownership stake on a fully diluted basis. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is later. The option will be subject to the terms and conditions applicable to options granted under the Company’s Employee Stock Plan. You will vest in 25% of the option shares on your first year anniversary date, and then 1/48th for each month of continuous service thereafter.

Bonus Program. You will be eligible to be considered for an annual performance bonus. Your target bonus will be equal to $90,000. The bonus (if any) will be awarded based on the achievement of company and individual goals that will be formed in collaboration with the CEO. The Performance Bonus will be payable in one increment following the end of Q4. Any bonus for the fiscal year in which your employment begins will be prorated based on the number of days you are employed by the Company during that fiscal year. Any bonus for a fiscal year will be paid based on the above schedule, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

Sincerely,

/s/ Manny Krakaris
Manny Krakaris
CEO

Augmedix, Inc.

/s/ Saurav Chatterjee
Saurav Chatterjee